Exhibit 10.13

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     AGREEMENT, made January 22, 2005, by and between Seminis, Inc. (the “Company”) and Gaspar Alvarez (“Executive”).

RECITALS

     WHEREAS the Company has entered into an Agreement and Plan of Merger dated January 22, 2005 by and among the Company, Monsanto Company (“Parent”) and Monsanto Sub, Inc. (“Merger Sub”) (the “Merger Agreement”) pursuant to which, at the Effective Time (as defined in the Merger Agreement), the Company will be the surviving corporation in the Merger (as defined in the Merger Agreement); and

     WHEREAS this Agreement is intended to be a complete amendment and restatement of the employment agreement by and between Seminis Merger Corp., the predecessor to the Company, and Executive dated May 30, 2003, as amended (the “Prior Agreement”); and

     WHEREAS in order to induce Executive to serve as the Vice President – Finance and World Wide Corporate Comptroller of the Company following such Merger, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

     WHEREAS, Executive is willing to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth:

     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

     1. Employment.

     1.1 This Agreement shall become effective at the Effective Time (as defined in the Merger Agreement) and, except as otherwise expressly provided herein, shall be of no force or effect prior to such time, or in the event the Merger Agreement is terminated prior to the consummation of the Merger. For purposes of this Agreement, “Effective Date” means the date on which the Effective Time occurs.

     1.2 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term (as defined below) as Vice President – Finance and World Wide Corporate Comptroller of the Company. In his capacity as Vice President – Finance and World Wide Corporate Comptroller, Executive shall report to the Chief Executive Officer (“CEO”) of the Company and shall have the customary powers, responsibilities and authorities of vice presidents – finance and world wide corporate comptrollers of wholly-owned subsidiary corporations of the size, type and nature of the Company, as it exists from time to time.

     1.3 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Vice President – Finance and World Wide Corporate Comptroller of the Company, commencing on the Effective Date.

     1.4 Executive shall perform his duties under this Agreement with reasonable diligence and faithfulness, and shall devote his full business time (excluding any periods of vacation or sick leave) and attention to such duties. Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property or from continuing to serve as a member of the board of directors or as a trustee of any other corporation, association or entity with respect to which Executive serves as a director or trustee as of the date of this Agreement, or, with the prior written consent of the CEO, such consent not to be unreasonably withheld, serving as a member of a board of directors or as a trustee of any other corporation, association or entity, provided, that these activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder or violate the provisions of Section 12 of this Agreement.

     1.5 If requested, Executive agrees to serve, without additional compensation, as an officer and director for one or more of the Company’s 20% or more owned subsidiaries, partnerships, joint ventures, and limited liability companies (collectively, such entities, the “Affiliated Group”), provided, that such service does not materially interfere with Executive’s performance of his duties and responsibilities as Vice President – Finance and World Wide Corporate Comptroller of the Company.

     1.6 Executive’s principal location of employment shall be at the Company’s offices located in Oxnard, California, provided, that Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement.

     2. Term of Employment. Executive’s term of employment under this Agreement shall commence on the Effective Date and, subject to the terms hereof, shall terminate on the earlier of (i) September 29, 2008 (the “Termination Date”) or (ii) the termination of Executive’s employment pursuant to this Agreement (the period from the Effective Date until the termination of Executive’s employment under this Agreement shall be the “Term”). This Agreement shall be renewed automatically for succeeding terms of one (1) year following the Termination Date (in which case both the Termination Date and the Term shall be extended one year on each renewal), unless either party gives written notice to the other at least 120 days prior to the applicable Termination Date of its intention not to renew or Executive’s employment is terminated prior to the Termination Date pursuant to Section 6.

     3. Compensation.

     3.1 Salary. The Company shall pay Executive an initial annual base salary of $286,108. The Base Salary shall be reviewed by the Company no less frequently than annually in a manner consistent with similarly situated executives of the Company and may be increased but not decreased. For all purposes under this Agreement, the term “Base Salary” shall refer to Executive’s initial annual Base Salary as it may be increased and in effect from time to time. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

     3.2 Annual Bonus. (a) During the Term, Executive shall be eligible to receive an annual bonus (the “Bonus”) with a target Bonus set at 65% of Base Salary (the “Target Bonus”) and a maximum Bonus of 81.25% of Base Salary. For any Company fiscal year ending after August 31, 2007, Executive’s Bonus shall be based upon the satisfaction of performance objectives and in accordance with the performance matrix to be determined by the Internal People Committee of Parent (the “Committee”) based upon the recommendations of the Executive Vice President International Commercial of Parent, or such other officer of Parent who assumes the responsibilities thereof, (the “EVP”) (which shall in turn be based on consultations with the CEO who shall have consulted with the Executive) in his reasonable discretion and communicated to Executive at the beginning of each fiscal year of the Company. Determinations of the Bonus shall be made in good faith and in a manner consistent with the then existing applicable corporate governance policies of Parent.

          (b) For the Company’s fiscal years ending August 31, 2006 (“FY 2006”) and August 31, 2007 (“FY 2007”), the Bonus shall be based upon the satisfaction of performance objectives and shall be determined on a weighted basis comprised of the following criteria:

(i)	Milestones based upon Company EBITDA as set forth in the Approved Annual Business Plan (as defined below) — 40% (the “EBITDA Component”);

(ii)	Executive performance goals established annually by the Committee based upon the recommendations of the EVP — 20% (the “Individual Component”);

(iii)	Milestones based upon Company net sales as set forth in the Approved Annual Business Plan — 20% (the “Sales Component”); and

(iv)	Milestones based upon Company net working capital as set forth in the Approved Annual Business Plan — 20% (the “Net Working Capital Component”)

(items (i) through (iv) collectively, the “Performance Objectives,” and each, separately, a “Performance Objective”). For purposes of this Section 3.2(b), “Approved Annual Business Plan” means the detailed one year business, operating and strategic plan for the Company, as approved by the EVP and the CVR Committee (as defined in the Contingent Value Right Agreement attached as Exhibit A to the Merger Agreement (the “CVR Agreement”)) as contemplated in the CVR Agreement, for the fiscal year. During FY 2006 and FY 2007, the Bonus shall be equal to the sum of: (A) (Target Bonus)(.4)(the Applicable Percentage for the EBITDA Component), PLUS (B) (Target Bonus)(.2)(the Applicable Percentage for the Individual Component), PLUS (C) (Target Bonus)(.2)(the Applicable Percentage for the Sales Component), PLUS (D) (Target Bonus)(.2)(the Applicable Percentage for the Net Working Capital Component), where the Target Bonus is expressed in dollars and the Applicable Percentage with respect to any given Performance Objective is determined in accordance with the performance matrix below.

Performance Matrix

Applicable
If Performance is:	Percentage:

Less than 90% of Performance Objective	0%

90% of Performance Objective	50%

95% of Performance Objective	75%

100% of Performance Objective	100%

125% of Performance Objective or greater	125%

In the event actual performance for any fiscal year falls between any threshold listed in the chart above (e.g. 91% of Performance Objective), then the Applicable Percentage shall be adjusted accordingly using a straight line method of interpolation (e.g. if actual performance is at 91% of Performance Objective, then the Applicable Percentage shall be 55%; if actual performance is 92% of Performance Objective, then the Applicable Percentage shall be 60%, etc.). Executive’s annual bonus with respect to the Company’s current fiscal year ending September 30, 2005 (“FY 2005”), shall be based on the Company’s bonus plan in effect as of the date hereof, as set forth on Section 4.10(a) of the Company Disclosure Schedule to the Merger Agreement.

     3.3 Equity Program. Executive shall be considered an eligible employee for purposes of participation in the Monsanto Company Long-Term Incentive Plan, or any successor thereto,

with such participation to be on terms and conditions comparable to those applicable to other executives eligible to participate in such plan.

     3.4 Retention Bonus. (a) Subject to and in accordance with the terms of this Section 3.4, Executive shall be eligible to receive a retention bonus (“Retention Bonus”), with a maximum Retention Bonus of $715,270. The Retention Bonus shall be based upon achievement of Cumulative Target Revenue on or before September 30, 2007 by the Company and the Affiliated Group. The Retention Bonus shall be equal to the Applicable Percentage of the maximum Retention Bonus where the maximum Retention Bonus is expressed in dollars and the Applicable Percentage is determined in accordance with the performance matrix below.

Performance Matrix

If performance of Cumulative Target Revenue is:	Applicable Percentage:

85% or less	0%
86%	8%
87%	16%
88%	24%
89%	32%
90%	40%
91%	48%
92%	56%
93%	64%
94%	72%
95%	80%
96%	84%
97%	88%
98%	92%
99%	96%
100% or greater	100%

For purposes of this Section 3.4(a), “Cumulative Target Revenue” means $1,835.3 million, subject to the adjustments to target revenue for sales and acquisitions set forth in Section 1 of the CVR Agreement. In the event actual performance falls between any threshold listed in the chart above, then the Applicable Percentage shall be adjusted accordingly using a straight line method of interpolation (e.g. if actual performance is at 87.5% of Cumulative Target Revenue, then the Applicable Percentage shall be 20%). As used in this Section 3.4(a), “Vesting Date” means the earlier to occur of September 30, 2007, or the date the Company and the Affiliated Group have achieved Cumulative Target Revenue. Executive shall not be entitled to receive the Retention Bonus unless he is an active employee of the Company on the Vesting Date; provided, however, if Executive’s employment is earlier terminated as a result of Executive’s death or Permanent Disability (as defined in Section 6.1(d) hereof) or by the Company other than for Cause (as defined in Section 6.2(b) hereof), Executive shall be entitled to receive a pro-rated portion of the Retention Bonus, which pro-rated portion shall be determined by multiplying the Retention Bonus he would otherwise have received had he remained an active employee of the Company until September 30, 2007, by a fraction, the numerator of which is the number of full months from the Effective Date to his employment termination date and the denominator of which is the number of full months from the Effective Date to September 30, 2007. Except as set forth in Section 3.4(b), Executive shall not be entitled to receive the Retention Bonus, or any portion thereof, if his employment with the Company is terminated before the Vesting Date by Executive for Good Reason (as defined in Section 6.1(c) hereof) or for any other reason, or by the Company for Cause. Payment of the Retention Bonus, or any portion thereof, shall be in cash on November 15, 2007, regardless of the Vesting Date, except that, to the same extent as severance payments payable to other similarly situated key employees of Parent, payment shall not be made any earlier than the date that is six months (or, if earlier, the date of death of Executive) after termination of Executive’s employment and shall be credited with interest, if any, for the period commencing on November 15, 2007 and ending on the date of payment, at the same rate and to the same extent as severance payments payable to other similarly situated key employees of Parent. Notwithstanding anything to the contrary in this Section 3.4(a), Executive shall not be entitled to receive the Retention Bonus, or any portion thereof, if his employment is terminated by the Company for Cause.

     (b) Notwithstanding anything to the contrary in Section 3.4(a) above, if Executive’s employment is terminated by Executive for Good Reason and for an event or circumstance other than an event or circumstance set forth in clause (ii) or (iii) of Section 6.1(c) hereof, Executive shall be entitled to receive the maximum Retention Bonus of $715,270; provided, however, Executive shall not be entitled to receive the maximum Retention Bonus if the event or circumstance constituting Good Reason was the result of an action by the CEO, which action was not expressly approved in writing by the EVP and by Parent’s Senior Vice President of Human Resources. To the same extent as severance payments payable to other similarly situated key employees of Parent, payment of the maximum Retention Bonus under this Section 3.4(b) shall be made in cash no earlier that six months, and no later than seven months, after termination of Executive’s employment and shall be credited with interest, if any, at the same rate and to the same extent as severance payments payable to other similarly situated key employees of Parent. Executive shall not be entitled to receive any portion of the Retention Bonus under this Section 3.4(b) if he terminates his employment for Good Reason and the event or circumstance constituting Good Reason for his termination of employment is set forth in Section 6.1(c)(ii) or 6.1(c)(iii) hereof or if the event or circumstance constituting Good Reason was the result of an action by the CEO that was not expressly approved in writing by the EVP and by Parent’s Senior Vice President of Human Resources.

     4. Employee Benefits.

     4.1 Employee Benefit Programs, Plans and Practices. During the Term, Executive shall be entitled to participate in welfare, health and life insurance and pension benefit programs as may be in effect from time to time for similarly situated executives of the Company generally. Executive shall not be entitled to participate in any severance plans provided to Company employees and hereby waives any rights to receive severance benefits other than as provided in this Agreement.

     4.2 Vacation; Fringe Benefits (Perquisites). Executive shall be entitled to no less than twenty (20) business days paid vacation in each calendar year. Executive shall be entitled to receive fringe benefits (perquisites) reasonably comparable to those provided to Executive as of the Effective Date with respect to all fees and expenses incurred in connection with satisfying applicable government working requirements, including visas. In addition, Executive shall be entitled to the fringe benefits (perquisites) generally made available to similarly situated executives of Parent.

     5. Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement in accordance with the Company’s policies for out-of-pocket business expenses reasonably incurred in carrying out his duties and responsibilities under this Agreement, including, without limitation, reasonable expenses for travel and similar items related to such duties and responsibilities.

     6. Termination of Employment.

     6.1 Termination Not for Cause or for Good Reason. (a) If, prior to the Termination Date, during the Term, Executive’s employment is terminated (A) by the Company other than for Cause (as defined in Section 6.2(b) hereof), (B) as a result of Executive’s death or as a result of

Executive’s Permanent Disability (as defined in Section 6.1(d) hereof), or (C) by Executive for Good Reason (as defined in Section 6.1(c) hereof), Executive shall receive:

(i) such payments, if any, to which Executive is entitled under any applicable plans or programs, including but not limited to those referred to in Sections 3.3 and 4.1 hereof, in accordance with the terms of such plans or programs;

(ii) a cash lump sum payment in respect of accrued but unused vacation days, any earned but unpaid Base Salary and, if any such termination of employment occurs after the end of a Company fiscal year and prior to the payment of Bonuses for such fiscal year, any Bonus payments earned by Executive for such fiscal year but not yet paid;

(iii) continued coverage under any employee medical plans or programs provided to Executive and his family members pursuant to Section 4.1 hereof until the earlier of the second anniversary of Executive’s termination of employment or the date on which Executive becomes entitled to receive medical coverage under another employer’s medical benefit program, provided, that Executive shall continue to be required to pay any applicable premiums of a participating employee in such plans and programs; and

(iv) a cash lump sum payment equal to two (2) times the sum of the (I) Base Salary (as of immediately prior to Executive’s date of termination of employment, but excluding any decrease in Base Salary causing Executive to have Good Reason) plus (II) the average annual bonus described in Section 3.2 of this Agreement or the Prior Agreement (and expressly excluding the Retention Bonus and any bonus other than such annual bonus described in Section 3.2) paid or payable to Executive with respect to the two (2) fiscal years immediately prior to Executive’s date of termination of employment (provided, however, that if Executive’s date of termination occurs prior to a date upon which a determination of an annual bonus amount has been made by the Company for a prior fiscal year for Executive then the “average annual bonus” shall be deemed to be the Target Bonus), less any applicable insurance benefits payable under insurance arrangements maintained or contributed to by the Company or its affiliates in the event of Executive’s death or disability, provided, that any reduction for disability benefits shall be with respect to benefits received by Executive during the three-year period following Executive’s date of termination of employment.

          (b) To the same extent as severance payments payable to other similarly situated key employees of Parent, amounts payable under Section 6.1(a)(iv) shall be paid no earlier than six months, and no later than seven months, after termination of Executive’s employment and shall be credited with interest, if any, at the same rate and to the same extent as severance payments payable to other similarly situated key employees of Parent. All other payments payable by the Company to Executive pursuant to this Section 6.1 shall be paid within 30 days after the termination of Executive’s employment. All payments under this Section 6.1 shall be paid by check payable to the order of Executive and shall be subject to Executive entering into and not revoking a release substantially in the form set forth as Exhibit A hereto.

          (c) For purposes of this Agreement, “Good Reason” shall mean that any of the events set forth in clauses (i) through (ix) below shall occur without the written consent of Executive, provided, that (x) Executive shall provide the Company with written notice thereof within one hundred and twenty (120) days after Executive has knowledge of the occurrence of any of the events or circumstances set forth in clauses (i) through (ix) below, which notice shall specifically identify the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within twenty (20) days after the date of delivery of the notice referred to in clause (x) above, and (z) Executive resigns his employment for Good Reason within ninety (90) days after the date of delivery of the notice referred to in (x) above:

(i) A reduction in Executive’s Base Salary;

(ii) Executive’s duties, titles, responsibilities or authority (collectively, his “position”) are materially diminished in comparison to his position immediately after the Effective Date, or Executive is assigned duties materially and adversely inconsistent with his position;

(iii) A material reduction in fringe benefits (perquisites) provided to Executive immediately after the Effective Date, other than as a result of a change applicable to similar executives of Parent generally, or any material failure to provide such benefits to Executive;

(iv) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 10 herein;

(v) Any requirement that Executive relocate to an office more than 25 miles from his office as of the Effective Date; provided, that Executive may be required, under reasonable business circumstances, to travel outside of such locations in connection with performing his duties;

(vi) The failure of the Company (or successor) to renew this Agreement following the Termination Date, unless Executive gives written notice of intention not to renew;

(vii) A material breach by the Company of Section 3.3 of this Agreement;

(viii) The failure of the Company to pay the Retention Bonus, or pro-rated portion thereof, as applicable, in accordance with the terms of Section 3.4 of this Agreement; or

(ix) The failure of the Company to pay or provide an annual bonus in accordance with the terms of Section 3.2 of this Agreement.

          (d) For purposes of this Agreement, “Permanent Disability” shall mean Executive’s absence from full time performance of duties due to physical or mental illness for six (6) consecutive months, that is reasonably determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or his legal representative.

     6.2 Discharge for Cause; Voluntary Termination by Executive. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive’s employment is terminated, prior to the Termination Date, (i) by the Company for Cause, as hereinafter defined, or (ii) by Executive other than (A) for Good Reason or (B) as a result of Executive’s death or Permanent Disability, Executive shall be entitled to receive a lump sum cash payment in respect of any earned but unpaid Base Salary and in respect of any accrued vacation days. In addition, Executive shall be entitled to such payments and benefits, if any, under any applicable plans or programs, including, but not limited to, those referred to in Sections 3.3 and 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs.

          (b) As used herein, the term “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (or a comparable level of crime in another jurisdiction); provided however, that after indictment for a felony, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way, the Company’s obligations to Executive under this Agreement; (ii) continued and repeated refusal by Executive to perform his duties hereunder after fifteen (15) days written notice of any such refusal to perform such duties or direction was given to Executive; (iii) commission by Executive of fraud against, or misappropriation of material property belonging to, the Company (unless such action is neither willful nor injurious to the Company, its affiliates (as defined in Section 10) or any member of the Affiliated Group) or other willful misconduct materially injurious to the Company, its affiliates or any member of the Affiliated Group; (iv) a material breach by Executive of Section 12 of this Agreement, unless such breach is neither willful nor materially injurious to the Company, its affiliates or any member of the Affiliated Group. A decision to terminate Executive’s employment for Cause shall be made by the CEO, the EVP, and the Parent’s HR Lead for Seminis. Executive shall receive thirty (30) days’ prior written notice of the termination for Cause during which period Executive and/or his counsel shall be provided with reasonable opportunity to meet and consult with Parent’s Senior Vice President of Human Resources. Such notice shall include the finding that Executive committed conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

     6.3 Resignation from all Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the CEO, Executive shall immediately resign from all positions that he holds or has ever held with the Company, Parent and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested Executive to perform services). Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

     6.4 Breach of Section 12. Notwithstanding anything to the contrary in this Agreement, in the event of a breach by Executive of the provisions of Section 12 of this Agreement following Executive’s termination of employment, or a material breach by Executive of the provisions of Section 12 of this Agreement during Executive’s employment which Executive’s immediate supervisor and Parent’s Senior Vice President of Human Resources determine would have been Cause to terminate Executive’s employment and that is discovered by the Company within six (6) months following Executive’s termination of employment, Executive shall be entitled to no further payments under this Section 6, and shall repay to the Company any payments previously made under this Section 6. Any amounts repaid by Executive under this Section 6.4 will reduce (on a dollar for dollar basis) any damages payable by Executive as a result of a breach of the terms of Section 12.

     7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any payments otherwise payable to him pursuant to this Agreement.

     8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Seminis, Inc.
2700 Camino del Sol
Oxnard, California 93030-7967
Attn: General Counsel

with a copy, which will not constitute notice, to:

Monsanto Company
800 North Lindbergh Boulevard
Saint Louis, Missouri 63167
Attn: General Counsel

To Merger Sub:

Monsanto Company
800 North Lindbergh Boulevard
Saint Louis, Missouri 63167
Attn: General Counsel

To Executive:

Gaspar Alvarez
At the address most recently on file with the Company

with a copy to:

Milbank, Tweed, Hadley & McCloy, LLP
One Chase Manhattan Plaza
New York, New York 10005
Attn: Howard Kelberg

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

     9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

     10. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. Executive may not assign this Agreement, other than, with respect to payments in the event of Executive’s death, to Executive’s estate or beneficiaries. The Company may assign this Agreement to any of its affiliates in the event of any restructuring or reorganization of the Company or to a successor to all or substantially all of the Company’s assets, and the benefits of this Agreement shall inure to such entity and the obligations of this Agreement shall be binding on such entity; provided, that, if the Company assigns this Agreement to an affiliate which is not a successor to all or substantially all of its assets, the Company shall continue to guarantee the payments and benefits hereunder. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation and the Company shall require any such successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For avoidance of doubt, upon the Effective Date the Company will be merged into Merger Sub and the Company will be the entity surviving such merger and Executive hereby acknowledges that the provisions of Section 3.3 of the Merger Agreement shall satisfy the obligations of the Company under the immediately preceding sentence. The provisions of this Section 10 shall continue to apply to each subsequent employer of Executive in the event of any subsequent merger or consolidation of such subsequent employer. As used in this Agreement, the term “affiliates” shall include any entity controlled by, controlling, or under common control with the Company.

     11. Amendment. This Agreement may only be amended by written agreement of the parties hereto. The parties acknowledge that Merger Sub is intended to be a third party beneficiary of this Agreement, and this Agreement cannot be amended without the prior written consent of Merger Sub.

     12. Nondisclosure of Confidential Information; Work Product; Non-Disparagement; Non-Competition; Non-Solicitation.

     12.1 Confidential Information of the Company and Its Affiliates. All Confidential Information relating to or obtained from the Company or its affiliates shall be held in the strictest confidence by Executive. Executive shall not, directly or indirectly, disclose, use, publish, release, transfer or otherwise make available Confidential Information of, or obtained from the Company or any of its affiliates in any form to, or for the use or benefit of, any person or entity without the Company’s prior written consent, except (i) while employed by the Company, in the business of and/or for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12.1, “Confidential Information” shall mean all information and documentation of the Company or its affiliates, whether disclosed to or accessed by Executive in connection with his employment with the Company or the Affiliated Group that is not otherwise available to the public (other than by Executive’s breach of the terms hereof), including all (i) data and information of the Company or its affiliates or the customers, suppliers, contractors or other third parties doing business with any of the Company or its affiliates, including business plans, memoranda, reports, drawings, research results, research plans, inventions (patentable or otherwise), trade secrets and research products and (ii) Work Product (as defined below) created by Executive.

     12.2 Executive hereby acknowledges that any ideas, concepts, designs, discoveries, techniques, research results, inventions, methodologies, know-how, improvements, discoveries, processes or products, whether or not patentable, that Executive conceives of or reduces to practice during the term of his employment with the Company or the Affiliated Group and which are in connection with Executive’s employment or related to the nature of Executive’s employment (collectively, the “Work Product”), shall be, or be deemed to be, “work for hire” and owned by the Company. Furthermore, the Company shall have all right, title and interest, including worldwide ownership of copyright and patent, in and to the Work Product and all copies made from them. To the extent (a) any of the Work Product is not deemed a “work for hire” by operation of law and (b) permissible under applicable law, Executive hereby irrevocably assigns, transfers and conveys to the Company all of his right, title and interest in and to such Work Product, including all rights of patent, copyright, trade secret or other intellectual property or proprietary rights in such materials. Executive acknowledges that the Company and the successors and permitted assigns of the Company shall have the right to obtain and hold in their own name any intellectual property rights in and to such Work Product.

     12.3 During the Term and for a period of 24 months from the date of the termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not compete with the Company or the Affiliated Group, by directly or indirectly engaging in any business or activity, whether as an employee, consultant, partner, principal, agent, representative or stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice or substantial assistance to any business, person or entity, if such business, person or entity, directly or indirectly, competes (or, to Executive’s knowledge after due inquiry, intends to compete or is preparing to compete during the Restricted Period) with the Business of the Company or the Affiliated Group in any material manner. It is the intention of the parties that the potential restrictions on Executive’s activities imposed by this paragraph be and are reasonable in duration, scope and geography and in all other respects. For purposes of this Section 12, “Business” shall mean the business of marketing, developing, producing and researching new fruit or vegetable seeds and fruit or vegetable plants, or any other material businesses entered into by the Company or the Affiliated Group during the Term, or with respect to which the Company or the Affiliated Group has taken material steps to enter into as of the termination of Executive’s employment. During the Restricted Period, Executive shall make himself reasonably available at the request of the EVP to provide the EVP and the Company with Executive’s knowledge, experience and skill with respect to all matters involving the business of the Company and its affiliates with which Executive is personally familiar, including, without limitation, assisting with existing or future investigations, proceedings, litigations or examinations involving the Company or any of its affiliates relating to periods during which Executive was employed by the Company; provided, however, that Executive shall be available for a period of no more than five (5) days per calendar quarter, subject to not interfering with Executive’s work schedule. For each day, or part thereof, that Executive provides assistance to the EVP and the Company as contemplated hereunder, the Company shall pay Executive an amount equal to (x) divided by (y), where (x) equals the Executive’s annual Base Salary as in effect immediately prior to his employment termination date, and (y) equals 365. In addition, upon presentment of satisfactory documentation, the Company will reimburse Executive for reasonable out-of-pocket travel, lodging and other incidental expenses he incurs in providing such assistance.

     12.4 Except as is required or appropriate in the furtherance of the business of the Company or the Affiliated Group, Executive shall not, during the Restricted Period, either alone or in concert with others, directly or indirectly, (1) solicit, entice, induce or encourage (a) any customer of the Company or the Affiliated Group (including, during the Term, the Company’s affiliates) to discontinue using the services or purchasing the products of the Company or the Affiliated Group (including, during the Term, the Company’s affiliates), (b) any customer to refer prospective customers or business to any competitor of the Company or the Affiliated Group (including, during the Term, the Company’s affiliates) or (c) any person or entity that is part of any existing or proposed arrangement or has any other affiliation with the Company or the Affiliated Group (including, during the Term, the Company’s affiliates) to discontinue such relationship or affiliation with the Company or its affiliates or (2) recruit or hire, or assist others in recruiting or hiring, or otherwise solicit for employment, any consultants or employees of the Company or its affiliates, or former consultants or employees of the Company or its affiliates within six (6) months following their termination of employment.

     12.5 Upon request by the Company at any time during Executive’s employment or upon termination of Executive’s employment with the Company for any reason, Executive shall promptly (1) return to the Company or its affiliates all copies of all materials, including documentary or other recorded materials, which are in Executive’s possession or control and which contain or embody any Confidential Information of the Company or its affiliates and (2) deliver to the Company or its affiliates all copies of any Work Product in Executive’s possession or control. Executive shall not copy, reproduce or otherwise re-create in any fashion any of the items referenced above for personal retention by Executive.

     12.6 Executive acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect the goodwill and Work Product and Confidential Information of the Company and its affiliates in connection with the transactions contemplated by the Merger Agreement, and to prevent Executive from interfering with the business of the Company and the Affiliated Group as a result of or following termination of Executive’s employment with the Company or the Affiliated Group, as applicable, (ii) because of the nature of the business in which the Company and the Affiliated Group are engaged and because of the nature of the Work Product and Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages to the Company and the Affiliated Group in the event Executive breached any of the covenants of this Section 12; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under this Section 12 would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a covenant under this Section 12 or threatens to commit any such breach, the Company, and its affiliates shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to each of them) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 12 finally determined by a court of competent jurisdiction to be unenforceable, Executive and the Company and its affiliates hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Section 12 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such covenant in any other jurisdiction.

     12.7 The provisions of this Section 12 shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of Executive’s employment hereunder or the Term.

     13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

     14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     15. Governing Law; Consent to Jurisdiction.

     15.1 Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.

     15.2 Consent to Jurisdiction. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of California sitting in the County of Los

Angeles and the United States District Court for the Central District of the State of California in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

     16. Effect on Prior Agreements.

     16.1 On the Effective Date, Executive shall receive a cash lump sum payment equal to $825,478, reduced by applicable withholding, in payment of the value of the perquisites under Section 4.2 of the Prior Agreement, subject to Executive entering into and not revoking a receipt and release substantially in the form set forth in Exhibit B hereto.

     16.2 This Agreement contains the entire understanding between the parties hereto. As of the Effective Date, except as otherwise provided in Section 16.1, Executive waives all payments and benefits under any prior or other employment agreement or understanding between the Company or any affiliate of the Company and Executive, including, but not limited to, the Prior Agreement.

     17. Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation, or may permit Executive to elect to pay the Company any such required withholding taxes. If Executive so elects, the payment by Executive of such taxes shall be a condition to the receipt of amounts payable to Executive under this Agreement. The Company shall, to the extent permitted or required by law, have the right to deduct any such taxes from any payment otherwise due to Executive.

     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

     IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Executive has hereunto set Executive’s hand.

Seminis, Inc.

By	Date:

Name:
Title:

Date:

Gaspar Alvarez

EXHIBIT A

FORM OF RELEASE AGREEMENT

     This Release Agreement (“Release”) is entered into as of this           day of ___(hereinafter “Execution Date”), by and between [Name of Executive] (hereinafter “Executive”), and Seminis, Inc. and its successors and assigns (hereinafter, the “Company”). Executive and the Company are sometimes collectively referred to herein as the “Parties”.

1.	Executive’s employment with the Company is terminated effective [Month, Day, Year] (hereinafter “Termination Date”).

2.	The Company has agreed to provide Executive the severance payments, awards and benefits provided for in his Employment Agreement with the Company, dated January ___, 2005, after he executes this Release and the Release becomes effective pursuant to its terms [FOR 40+ and does not revoke it as permitted in Section 7 below, the expiration of such revocation period being] the (“Effective Date”).

3.	Executive represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment with the Company or the termination thereof [; provided, however, that nothing contained in this Section 3 shall prohibit Executive from bringing a claim to challenge the validity of the ADEA Release in Section 7 herein]. In consideration of the severance payments, awards, benefits and other payments described in Section 2, Executive, for himself and for his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasers”) agrees to release the Company, its subsidiaries and affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them, in each instance in their capacities as representatives of the Company (collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Executive and his Releasers now have or have ever had against the Released Parties, whether known or unknown, relating to his employment with the Company or the termination thereof, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Executive may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the State of California; any claims brought under any federal or state statute or regulation for nonpayment of wages or other compensation, including grants of stock options or any other equity compensation); and libel, slander, or breach of contract, other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Termination Date. Notwithstanding anything herein to the contrary, expressly excluded from this Release are any claims (i) for benefits provided under Company benefit plans, incentive plans or equity plans (including, but not limited to, stock options, restricted stock units and stock grants) or (ii) for indemnification and any applicable directors and officers liability insurance coverage to which Executive was entitled with regard to service as an officer of the Company.

4.	Executive agrees to keep the terms of this Release in strict confidence, except where necessary to comply with or enforce this Release or as may be required by any applicable law, regulation or judicial process. Notwithstanding the foregoing, Executive may disclose the terms of this Release and provide a copy hereof to his immediate family and his financial and legal advisors.

5.	Executive warrants that no promise or inducement has been offered for this Release other than as set forth herein and in the Employment Agreement between the Parties dated [___] and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Executive and the Company.

6.	If any provision of this Release or compliance by Executive or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Executive and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts of law. Executive consents to venue and personal jurisdiction in the State of California for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

7.	[FOR EXECUTIVES OVER 40 ONLY — In further recognition of the above, Executive hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the applicable rules and regulations promulgated thereunder. Executive acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive specifically agrees and acknowledges that: (A) the release in this Section 7 was granted in exchange for the receipt of consideration that exceeds the amount to which he would otherwise be entitled to receive upon termination of his employment; (B) his waiver of rights under this Release is knowing and voluntary as required under the Older

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Workers Benefit Protection Act; (B) that he has read and understands the terms of this Release; (C) he has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him a period of twenty-one (21) days within which to consider this Release, which period may be waived by the Executive’s voluntary execution prior to the expiration of the twenty-one day period; and (E) following his execution of this Release he has seven (7) days in which to revoke his release as set forth in this Section 7 only and that, if he chooses not to so revoke, the Release in this Section 7 shall then become effective and enforceable and the payments, awards and benefits provided herein shall then be made to him in accordance with the terms of this Release, as well as the terms of the Employment Agreement. To revoke this Release, Executive understands that he must give a written revocation to the General Counsel of the Company at [___]1, either by hand delivery or certified mail within the seven-day period. If he revokes the Release, it will not become effective or enforceable and he will not be entitled to any benefits from the Company.]

8.	EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE RELEASED PARTIES TO THE EXTENT SET FORTH HEREIN.

9.	Executive acknowledges that he is familiar with the provisions of California Civil Code Section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive being aware of said code section, hereby expressly waives any right he may have thereunder, as well as under any other statutes or common law principles of similar effect.

10.	This Release inures to the benefit of the Company and its parent, subsidiaries, affiliates, successors and assigns.

ACCEPTED AND AGREED TO:

Seminis, Inc.	[Executive Full Name]

Dated:	Dated:

[1]	Insert address.

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EXHIBIT B

RECEIPT AND RELEASE

     The undersigned, Gaspar Alvarez, hereby acknowledges receipt of a cash lump sum payment equal to $825,478, reduced by applicable withholding, in full payment and satisfaction of the value of the perquisites under Section 4.2 of the Employment Agreement by and between himself and Seminis Merger Corp., the predecessor to the Company, dated May 30, 2003, which perquisites are as follows: (i) after-tax vacation allowance of $7,700; (ii) family membership to a sport or social club of Executive’s choice; (iii) use of a Company automobile, including maintenance costs; (iv) annual reimbursement of private school tuition of an amount up to $6,000 for each child (up to, but not including university education); (v) annual expatriate allowance of 10% of Base Salary, payable in semi-annual installments; and (vi) a housing allowance of $36,000 per year net of taxes. Executive agrees, for himself and for his heirs, administrators, representatives, executors, successors and assigns, to release, remise and forever discharge Seminis, Inc., its subsidiaries and affiliates, any successors and assigns, and parents of any such entity, and any and all of their respective directors, officers and employees, from any claims, charges, complaints, causes of action or demands for nonpayment of the value of such perquisites.

Gaspar Alvarez

Dated: